As filed with the U.S. Securities and Exchange Commission on February 5, 2025.

Registration No. 333-283142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASTERBEEF GROUP

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrants name into English)

Cayman Islands	5812	Not Applicable
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 1509-10, Tower 1, Ever Gain Plaza

88 Container Port Road

Kwai Chung, New Territories, Hong Kong

+852 3953 9388

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry F. Schlueter, Esq. Celia Velletri, Esq. Schlueter & Associates, P.C. 5655 South Yosemite St., Suite 350 Greenwood Village, CO 80111 Telephone: (303) 292 3883	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: (212) 530-2206

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

MasterBeef Group is filing this Amendment No. 4 to its registration statement on Form F-1 (File No. 333-283142) as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, a revised exhibit index, the signature page to the Registration Statement and exhibit 99.5 filed herewith. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of its directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Amended and Restated Memorandum and Articles of Association provide that we shall indemnify our Executive Officers and Directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretion as our Directors or Executive Officers, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our Directors and Executive Officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our Executive Officers and Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Executive Officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter were involved in these issuances of securities.

●	On May 5, 2022, we issued an aggregate of 7,150 HK$-denominated Ordinary Shares (including one HK$-denominated ordinary share issued to and transferred from an initial subscriber on the same day) to Galaxy Shine Company Limited and 2,850 HK$-denominated Ordinary Shares to Thrivors Holdings Limited.

●	On April 16, 2024, as part of a series of reorganization transactions for the sake of undertaking a public offering of our Ordinary Shares, we issued an aggregate of 29,835,000 Ordinary Shares to Galaxy Shine Company Limited and Thrivors Holdings Limited in proportion to their existing shareholdings, specifically 21,332,025 Ordinary Shares were issued to Galaxy Shine Company Limited and 8,502,975 Ordinary Shares were issued to Thrivors Holdings Limited. At the same time of such issuance, we repurchased and immediately cancelled the 7,150 and 2,850 HK$-denominated Ordinary Shares that were issued to Galaxy Shine Company Limited and Thrivors Holdings Limited on May 5, 2022.

II-1

●	On April 30, 2024, we issued an aggregate of 765,000 Ordinary Shares to Hin Weng Samuel Lui. After the consummation of such reorganization transactions, our total number of issued shares changed from 10,000 HK$-denominated Ordinary Shares to 30,600,000 Ordinary Shares.

●	On June 7, 2024, we repurchased and immediately cancelled 10,875,150, 4,334,850 and 390,000 Ordinary Shares that were issued to Galaxy Shine Company Limited, Thrivors Holdings Limited and Hin Weng Samuel Lui, respectively.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below.

(b) Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the data is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by paragraphs (i), (ii) and (iii) below is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

II-2

5. That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of a registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-3

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

EXHIBIT INDEX

Exhibit No.	Description of document
1.1***	Form of Underwriting Agreement
3.1***	Form of Amended and Restated Memorandum and Articles of Association of the Registrant
5.1***	Opinion of Appleby regarding the validity of securities being registered
8.1***	Opinion of Taylor Wessing regarding Hong Kong legal matters
8.2***	Opinion of Appleby regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.3***	Opinion of Jingtian & Gongcheng regarding certain PRC legal matters
10.1***	Facility letter dated June 23, 2022 between Nanyang Commercial Bank, Limited and Tak Moon Food Supplies Limited
10.2***	Facility letter dated July 4, 2022 between Nanyang Commercial Bank, Limited and Able Force Limited
10.3***	Facility letter dated July 4, 2022 between Nanyang Commercial Bank, Limited and All You Can Eat Grill Limited
10.4***	Facility letter dated July 5, 2022 between Nanyang Commercial Bank, Limited and Master Beef Hotpot Limited
10.5***	Facility letter dated July 7, 2022 between Nanyang Commercial Bank, Limited and All You Can Eat Hotpot Limited
10.6***	Facility letter dated July 7, 2022 between Nanyang Commercial Bank, Limited and Amazing Hotpot Limited
10.7***	Facility letter dated July 7, 2022 between Nanyang Commercial Bank, Limited and Luk Koon Limited
10.8***	Facility letter dated July 7, 2022 between Nanyang Commercial Bank, Limited and People Mountain People Sea Hotpot Limited
10.9***	Facility letter dated July 7, 2022 between Nanyang Commercial Bank, Limited and Taiwanese Barbecue Limited
10.10***	Facility letter dated July 7, 2022 between Nanyang Commercial Bank, Limited and Taiwanese Hotpot Limited
10.11***	Form of Directors Agreement
14***	Form of Code of Ethics of the Registrant
21.1***	Form of List of Subsidiaries of the Registrant
23.1***	Form of Consent of Onestop Assurance PAC
23.2***	Form of Consent of Appleby (included in Exhibit 5.1)
23.3***	Form of Consent of Taylor Wessing (included in Exhibit 8.1)
23.4***	Form of Consent of Jingtian & Gongcheng
23.5***	Consent of Frost & Sullivan
24.1***	Form of Power of Attorney (included on signature pages)
99.1***	Consent of Lok Ming Leung to be a director nominee
99.2***	Consent of Man Fai Danny Liu to be a director nominee
99.3***	Consent of Hiu Wa Chan to be a director nominee
99.4***	Consent of Chung Fan Cheng to be a director nominee
99.5*	Company Representation under Item 8.A.4 of Form 20-F
107***	Registration Fee Table

* Filed herewith

*** Previously filed

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on February 5, 2025.

MASTERBEEF GROUP

By:	/s/ Oi Wai Chau
Name:	Oi Wai Chau
Title:	Executive Director

By:	/s/ Ka Chun Lam
Name:	Ka Chun Lam
Title:	Chief Executive Officer

II-5

POWER OF ATTORNEY

We, the undersigned Directors and Executive Officers of MasterBeef Group and its subsidiaries, hereby severally constitute and appoint Oi Wai Chau and Ka Chun Lam, or each of them singly (with full power to act alone), as our true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution in each of them for them and in their name, place and stead, and in any and all capacities, to sign this registration statement on Form F-1 and any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oi Wai Chau	Executive Director	February 5, 2025
Oi Wai Chau

/s/ Oi Yee Chau	Executive Director (Principal Financial and Accounting Officer)	February 5, 2025
Oi Yee Chau

/s/ Tsz Kiu So	Executive Director	February 5, 2025
Tsz Kiu So

/s/ Ka Chun Lam	Chief Executive Officer (Principal Executive Officer)	February 5, 2025
Ka Chun Lam

/s/ Shing Yan Lee	Chief Operating Officer	February 5, 2025
Shing Yan Lee

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on February 5, 2025.

Puglisi & Associates

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

II-6